EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated October 30, 1997, except for Notes B and E as to which the date is November 19, 1997 and for the last paragraph of Note J as to which the date is December 16, 1997, in the Registration Statement (Form S-4) and related Prospectus of Galey & Lord, Inc. for the registration of $300,000,000 of Senior Subordinated Notes due 2008 and to the incorporation by reference therein of our report dated October 30, 1997, with respect to the consolidated financial schedules of Galey & Lord, Inc. included in its Annual Report (Form 10-K) for the year ended September 27, 1997.



                                                           ERNST & YOUNG LLP


Greensboro, North Carolina
April 2, 1998